EXHIBIT 99.1
SUN HYDRAULICS CORPORATION
FIRST QUARTER 2006 EARNINGS
05/10/2006
2:30PM
PARTICIPANTS
Operator: Greetings, ladies and gentlemen, and welcome to the Sun Hydraulics, first quarter 2006 earnings conference call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press *0 on you telephone key pad. As a reminder, this conference is being recorded. It is now my pleasure to introduce you host, Mr. Rich Arter, Investor Relations Spokes Person. Thank you Mr. Arter, you may begin.
Rich Arter, Investor Relations Spokes Person
Thank you Tina. Good afternoon, and thank you for joining us. With me today are Allen Carlson, Suns President and CEO and Tricia Fulton, Suns Chief Financial Officer. After our prepared remarks, we will take questions from the audience. Please be aware that any statements made in todays presentation that are not historical facts, are considered forward-looking statements within the meaning of section 21-E of the Securities Exchange Act of 1934. For more information on forward-looking statements, please see yesterdays press release. It is now my pleasure to introduce Allen Carlson.
Allen Carlson-Sun Hydraulics-President-CEO
Good afternoon. Sales and orders were very strong in the first quarter, and we continued to see strength in April and into May. Compared with first quarter 2005 sales were up 18% and orders were up 23%. Earnings met both the analysts and our own expectations with net income at $4.2 million, and increase of 20%. Internally, our major focus continues to be on delivery performance and satisfying our customers needs. Our employees and our suppliers are dedicated to achieving this goal. Externally, together with our distributors, we remain committed to your global strategy of expanding our international footprint. Sales to international customers were up 25% over last year with sizable growth in the European and Asian markets. Domestic sales also continue to be strong, with a 10% increase year-over-year, with order rates remaining steady at a high level, and our short book-to-ship cycle, we expect second quarter results will continue to show strength. In April, we released the first products that have resulted from our WhiteOak joint venture, which we entered into last year. The products include a valve mounted digital amplifier and a hand-held programming unit, which will significantly ease the programing of our proportional valve. These complimentary electronic products are just the beginning of a new innovative technology that will result from our association with WhiteOak, and we expect to continue to bring more products to market as the year progresses.
WhiteOak products are interesting and exciting additions to Suns product line. These complimentary axillary devices will help to increase sales on electrohydraulic products as well as integrated packages. I would like to add that our 2005 annual report and proxy were mailed out last Friday. The annual report is also available electronically at the investor relations section of our website. Thank you, Tricia will now discuss our financial performance of the first quarter.
Tricia Fulton-Sun Hydraulics-CFO
Thanks Allen. Please note that all comparisons I mention will be to the comparable period last year. First quarter net sales were up 18% to over $34 million. Net income was up 20% to $4.2 million compared to $3.5 million. Basic and deluded earnings per share increased to $0.38 versus $0.33 and $0.32. Asian sales continued to grow, and were up 49% to $5.5 million, increases were led by sales in Korea and to China. European sales increased 21% to nearly $10.5 million, with significant increases in the UK, Germany and Scandinavia. Growth also continued in the North American manufacturing sector, with sales up 8%. Shipments within the U.S. were up 10%.
Gross profit was up 13% to $11 million compared to just under $10 million. Gross profit as a percentage of net sales decreased to 32% compared to 33.5%. Gross profit decreases were due to higher material cost, including raw materials, energy related increases and exchange rate fluctuations. Gross profit was also influenced by increased fixed costs, including salaries and fringe, utilities and depreciation. Decreases were personally offset by the increase sales volume and of selective price increase in January of this year. Selling, engineering and administrative expenses were up 11% to $4.7 million. The increase was driven by additions to marketing and engineering personnel and changes in accrued liabilities.
The provision for income taxes was 33% of pretaxed income, compared to 37%. The decrease was due to a change in the relative levels of income and different tax rates, and in fact among the countries in which we sell our products. However, a majority of the decrease is attributed to the reduction in the U.S. effective tax rate of approximately 3% that took place during 2005. This reduction has carried over into this year and is expected to maintain a consolidated effective rate of approximately 33% for the remainder of 2006.
Net cash from operations was $3.5 million, up $1.7 million. The increase was due to higher net income and timing of tax payments. Stay sales outstanding improved from 39-36% and inventory turns improved form 10-11%.
Capital expenditures for Q1 were $2 million and are projected to be approximately $9 million for the year. A quarterly cash dividend of $0.10 per share was declared in March. Dividends were paid on April 15 to shareholders of record on March 31.
Looking forward. Second quarter sales are estimated to be in the range of $36 million, a 16% increase over last year. Second quarter per share are estimated to be between $0.39 and $0.41, compared to $0.32 last year, a 22-28% increase. Thank you. Rich.
Rich Arter, Investor Relations Spokes Person
Thanks, Tricia. Tina I think we would just like to open the lines now for question-and-answer.
Operator: Thank you sir. Ladies and Gentlemen, at this time we will be conducting a question-and-answer session. If you would like to ask a question please press *1 on your telephone keypad. A confirmation tone will indicate you line is in the question queue. You may press * 2 if you would like to remove you question form the queue. For participants using speaker equipment, it may be necessary to pick up you handset before pressing the * keys. One moment please while we pull for questions.
Our first question comes from Mr. Scott Mackey with Robert W. Beard. You may proceed with you question sir.
<Q>: Hi, good afternoon everyone. Just to start out, I was wondering if you could provide a little more color in terms of the gross margin year-over-year. I know you mentioned increased materials cost, some increased fixed costs, or I guess if you could rank those in order of significance.
Tricia Fulton-Sun Hydraulics-CFO
The material costs were about equal to what we saw in the increase in the fixed cost portion. The raw materials cost are coming from increases in aluminium costs, as well as some of the price increases that we saw over last year in the purchase part that took place as a progression over the year. We did have some exchange rate fluctuation that affected the gross margins, primarily in Germany as well.
<Q>: But the former 2 were more significant in the exchange rate impact?
Tricia Fulton-Sun Hydraulics-CFO
Yes.

<Q>: Do you have an estimate for all of these combined? How many points of margin they cost you for the quarter?
Tricia Fulton-Sun Hydraulics-CFO
Well, it is pretty much the entire 1.5% that we decreased as a percent of sales.
<Q>: Then I guess I am curious in terms of price realization for the quarter? If we are talking about this, we are talking about it net, so the price increases are... What did price contribute roughly to the quarter?
Tricia Fulton-Sun Hydraulics-CFO
Overall, it was about 2%. The increase was not just across the board, it was just on selective products. Trying to compare quarter-to-quarter it is a little bit difficult, but overall it was only about 2%.
<Q>: Then what sort of relationship are we looking at that is embedded in you second quarter forecast? Are we looking at another year-over-year gross margin decline?
Tricia Fulton-Sun Hydraulics-CFO
We are expecting it to stay about the same going forward into second quarter.
<Q>: Given whatever expectations you have for incremental costs for the balance of the year and price realization, are we looking at flat gross margins year-over-year?
Tricia Fulton-Sun Hydraulics-CFO
Say that again.
<Q>: I guess just in terms of what you may have or what you are currently anticipating in terms of price realization in materials cost inflations. Would you anticipate gross margin being flat then year-over-year for the balance of the year?
Tricia Fulton-Sun Hydraulics-CFO
No, probably not. I do not think we will see the extreme of the trend that we saw last year, but if depending on what sales do, if sales go below where they are or what we are anticipating for second quarter the margins could erode a little with the decrease in volume.
Allen Carlson-Sun Hydraulics-President-CEO
We do not expect that though. We expect our volume will continue to grow in the second quarter. As the volume maintains where it is at.. I think what Tricia is saying, the margin will remain flat. We do not expect to see a lot more price increases. A lot of the increases we have got are energy related. Tricia mentioned that it is aluminum, but the reason aluminum prices are going up is because they use a lot of energy to make aluminum. A lot of the price increases that we have seen are cost increases related to the energy prices. I think we are probably already at the peak. We also have additional automation equipment coming on line, that will help to boost our gross profit, and improve productivity. Throughout this whole thing, we have had some productivity gains, and we will continue to realize those productivity gains.
<Q>: I see, and I guess I think in terms of what appears to be a pretty strong market. I mean up until as we see currently until May. I gather this is strategic on your part, not to try to go back and get more price at this point in time to offset some of the higher costs?
Allen Carlson-Sun Hydraulics-President-CEO
See we constantly are looking at our pricing, and in particular was selected products where we are seeing aluminum costs go up. But, strategically we want to grow the top line, but we want to grow it profitable. There is a fine mix and balance of due we get more pricing and sacrifice the volume or do we take advantage of the volume, and it varies by product line and by and by market. I cannot give you a rule of thumb, all I can tell you is that we are constantly taking a look at the mix of sales revenue versus profitability.
<Q>: Okay. Looking at the United States segment in particular in the year-over-year operating margin decline. Is this explained by the gross margin phenomena that we saw, or do we have some operating expenses in the U.S. segment that also contributed to that year-over-year operating margin decline.
Allen Carlson-Sun Hydraulics-President-CEO
It is mostly in the gross margin.
<Q>: So no unique special nonrecurring one time costs segments of the quarter.
Tricia Fulton-Sun Hydraulics-CFO
No.
<Q>: Thank you all.
Operator: Thank you. Our next question is coming from Mr. Will Wyans with Westminster Security. You may proceed with you question sir.
<Q>: Hi guys. Congratulations on another good quarter. Could we talk about international a bit? It sounds like that is really were your growth is. North America is interesting, but it sound like international is the most interesting. What was the breakdown regionally of you revenues in the quarter? That is North America, Asia/Pacific and Europe.
Tricia Fulton-Sun Hydraulics-CFO
North America we were up about 8% about $17.5 million. Europe $10.5 million up 21%. The Asian markets were up about $5.5 million if you include Australia it is another half.
<Q>: So for you total revenues, how did each of the regions account, where are they standing now?
Tricia Fulton-Sun Hydraulics-CFO
I’m not sure I understand you question.
<Q>: North American is what percent of the total revenues? Or Asia/Pacific, what percent of the total revenues?
Tricia Fulton-Sun Hydraulics-CFO
North America is half. Then Asia is about 16 and Europe is about 33.
<Q>: So lots of room for growth in Asia. Not discounting the fact that the whole economy is growing. China you mentioned that is obviously an interesting market for you. Are you suppling that primarily out of Korea?
Allen Carlson-Sun Hydraulics-President-CEO
Primarily supplying it out of either Sarasota or the Cartridge products. For packages and blocks that would be coming out of our Shanghai joint venture, we have a 50/50 joint venture located in Shanghai.
<Q>: I wish I had visited last time I was there. Interesting. That was all I had, I just wanted kind of breakdown of those things. Thanks very much.
Allen Carlson-Sun Hydraulics-President-CEO
Next time you are in China, come and visit us. We would be happy to show you around.
<Q>: I will make a point of doing that.

Operator: Thank you. Our next question comes from Mr. Brian Raffin with Morgan Bently Capital Management. You may proceed with your question sir.
<Q>: Good afternoon everyone. Question for you guy’s, and I have asked this in the past. I do not expect you to illuminate me with the numbers, but can you give us a sense on the raw materials, the aluminium, kind of the Delta change? Are you still seeing... everybody is tying it into the commodity. Are you still seeing upward pressures on aluminum prices that you are seeing pass through, or has it leveled off in the first quarter? Can you give us a magnitude or a Delta change?
Tricia Fulton-Sun Hydraulics-CFO
We are definitely seeing it continue in the first quarter and our purchasing people are expecting that to be coming through shortly. The prices are defiantly up there. I do not know what period you want a Delta in.
<Q>: Okay, but they are still rising is what you are saying. Are you doing any forward purchases? Are you doing anything different than you might have done the last few years, some forward sourcing of aluminum for you cartridges.
Allen Carlson-Sun Hydraulics-President-CEO
Yeah, we locked in parts of the quarter in advance. So what we are purchasing right now is the price it was a quarter. How long do you want to lock in, is kind of a gamble you can play if you want to. We feel comfortable with looking at it quarter-to-quarter and locking in.
<Q>: Allen, I think you talked about automations. Are you talking machine tools, are you talking robotics? If it is on the tool side is it unit volume capacity additions or is it cycle time speeds or rigidity? What specifically when you talk about automation are you referring to?
Allen Carlson-Sun Hydraulics-President-CEO
It is all of the above. We have added some CNC machining equipment, we have just added on that increases our capacity from a size standpoint. We are finding that customers are more and more often today integrating cartridges into blocks. We call those integrated packages. We are finding that they want to integrate even more cartridges into bigger blocks. The ability to make a block that maybe is twice the size of what we have historically made in either aluminum or in iron, is opening up some market share for us on equipment that perhaps we could not have done or we would have had to do it some other way.
<Q>: Size is an incremental market for you guy’s?
Allen Carlson-Sun Hydraulics-President-CEO
Incremental market for us, exactly. Another one is robotics and automation. In fact I wish I had... You question just sort of gave me a measurement that I would like to be able to throw out, and next quarter I will. We are adding robots at the rate of how many per year. I think the number is pretty amazing. Part of our CAP/EX is automation for additional capacity. Our goal is to be able to grow without adding a lot of people. And do it through automations. Particularly in jobs that people do not want to do. I would say maybe one-third of our CAP/EX spending is in the area of automation and robotics.
<Q>: So you are saying that the automation is incremental to your workforce. It is not an attrition issue of trying to cut the workforce by 10% or your trying to add on?
Allen Carlson-Sun Hydraulics-President-CEO
We are trying to add on and we are trying to at the same time improve productivity and through put. I would be quite happy to show you some examples next time you are in town.
<Q>: Sure, sure. Absolutely.

Allen Carlson-Sun Hydraulics-President-CEO
There are some very concrete parts that I could show you.
<Q>: Okay. Let me ask you, where are you guy’s in Sarasota? I am certainly open to the manufacturing people. You guy’s have had a very stable head count. You have had a very strong culture. Is the immigration issue with salary and wages, is that an issue where you guy’s are down in Florida as far as illegal aliens?
Allen Carlson-Sun Hydraulics-President-CEO
Well it is probably in Florida, but it is not at Sun. We had the Monday March, May 1 or something like that. I do not believe we had any of our employees that were out on March. We are pretty confident that through our hiring practices that everybody is a legal immigrant that we have. We do not have a lot of immigrants to begin with, with percentage of the total work force, but the ones that we have, we have been very, very careful to make sure that both they and us are legal.
<Q>: Okay. Let me ask you. Your website that you guy’s rolled our. Are the customers still involved with looking at engineering designs, specifications, looking at cartridge mountings on manifolds. Can you sell through the website or is it still kind of a conduit of information and specifications?
Allen Carlson-Sun Hydraulics-President-CEO
It is a conduit of information and specifications. If we were to open it up for a selling channel through there, I think that there would be a lot of barriers that we would have to get through to open it up as sales channel. It is primarily information, but it is a little bit more than just information, because they are able to configure products as well.
<Q>: Right, exactly. Sure, Sure. Let me ask you from that standpoint, is there a way that you guy’s can measure the traffic to the website through that versus your standard configuration when you are talking with engineering spec with that. Can you measure volumes, hits on the site.
Allen Carlson-Sun Hydraulics-President-CEO
We do measure the hits. It is a big number. We also have a section in there, where users of our products can register. So that when we make a change or have a new product, we send them an auto e-mail if you are registered user. The last count that I had on registered users was somewhere around 1,500 registered users from around the world. These are people that are crawling on our website all the time getting specification of products. I would say the predominance of them are perhaps outside the U.S. The number of unique visits...
<Q>: Is there a way of.... Do you get a sense that the value added in that information conduit and design leads to a higher percentage of actual sales versus the old standard engineering? I’m sure that their engineers are interacting with you engineers, is there any difference in actually coming to the consumption of the sale.
Allen Carlson-Sun Hydraulics-President-CEO
There is no question about it. There is a direct correlation, and maybe the best way to describe that or to present it, is to describe how that works. In the old days, engineers would be designing new equipment. They would most frequently design it at work, and they might do some design at home at night, but they could not, because all the catalogs were there, all the information was there. It is interesting to see a number of engineers that are maybe designing new equipment at midnight and they have access to full information by going to www.sunhydraulics.com, they will configure, make the circuit, they can price it out, they can walk into their office the next day and talk to their materials people or the purchasing people and say this is what I want to do. Then we get an order the next day for a circuit that was designed the evening before. So it is all time, speed, getting it done quickly. Being able to get it done in multiple languages and in multiple time zones.

Rich Arter, Investor Relations Spokes Person
Let me add to that Brian. For us to produce a catalog, when we had to produce printed catalogs, was difficult expensive and time consuming. You would end up having 5 years worth of product that you would have to try to include in a new catalog. Were as today we have the ability to put those up immediately when they are ready to go to market. People therefore, see all of these new products.
<Q>: Okay, very good point. On the manifold production, is the manifold similar from the cartridge business or is it from the standpoint of is there a different business cycle, but different volumes different pricing separate from the cartridges. Is you movement toward integrated package really making cartridge and manifolds really subcomponents of the end package?
Allen Carlson-Sun Hydraulics-President-CEO
The cartridges that we manufacture... The analogy that you could make would be in the electronics world, a micro processor. Essentially the cartridges process fluid. They control pressure, they control flow. Just like an Intel chip processes digits and zeros and ones. Our cartridges are not useful unless they are on a printed circuit board. Just like the micro processor, it has got to be on a printed circuit board. The manifolds that we make are basically printed circuit boards, which are used to house our cartridges or house the processor. They go together, one on one you cannot do one without the other. Generally speaking, when people select the Sun product, they start with the selection of the cartridge. Then they say hmm, I need a printed circuit board for it as well. We then sell a printed circuit board to go with the processor that they selected.
<Q>: Okay. Let me ask you relative to the... What has been... I know you guy’s talked about the WhiteOak electronics, the electrohydraulic packages. What kind of year-over-year, the demand for that. I think you guy’s have mentioned it the last 2 calls. Is that then a rapid demand for that, or is it... Because you guy’s have continued to talk about focusing on integrated packages. Is that just more marketing nuance or is there really value there with the package?
Allen Carlson-Sun Hydraulics-President-CEO
Well I do not have the number at my finger tips, maybe Tricia does or Rich. The fastest growing segment of our business for the last 2-3 years is our package business, and it is growing at the rate of 60-70% a year. I do not know the exact numbers. Is that okay.
<Q>: No that is helpful.
Allen Carlson-Sun Hydraulics-President-CEO
A little lower... 40 last year 70 the year before kind of thing. It is the fastest growing segment of our business, and the growth is because we have all the information out there on the website. That is one reason. Another reason is because we are quick at putting packages together for customers. We have a real breath of products that we are adding to with the electrohydraulic we have added another sort of layer of capability, and with the electronics now that are being added, is another layer of capability. So it is kind of like this onion that just keeps growing layer on layer on layer. The more layers you have, the more markets are interested in your product.
<Q>: Okay. Do you guy’s measure when you talk about cycle time or delivery time. Can you give me a sense as to what, maybe year-over-year, and I know there are different sources of orders, international versus domestic. Can you give us a sense as to what your delivery times might be? Are they extending, are they out?
Allen Carlson-Sun Hydraulics-President-CEO
First of all, we do not publish a lead time. Every order that we take is scheduled by the customer. If he wants it tomorrow, that is what he puts in our system. We measure our performance against the customers request. I think it is safe to say that 95% of our orders are scheduled at less than 4 weeks. I would say that there is probably 25-30% that are scheduled less than 3 weeks. I know that there is 10% that is scheduled at less than a week. That kind of compression, and these are customer requests. Our on time to request, we look at it a lot of different ways, but the most meaningful way is, its on time or missed by less than 7 days. The relation statistic that I have seen on that, is that we are running at about 85%.
<Q>: In that figure specifically, how has that figure changed year-over-year? Would you have been 75-80 a year ago or is it because of the business that you are running a little more delayed from the stand point of business volume? Can you give a sense, or is has it been pretty much...
Allen Carlson-Sun Hydraulics-President-CEO
I would like to take you back to ‘98 and answer it that way. When we first started scheduling orders to customer request, which was in October of ‘98. Our on time to customer request was 16%. it got better during ‘99, and we put in a new manufacturing system in late ‘99 and it went back to 16%. It got as good as 40% and went back to 16%, and we have been continuing to build on that, improving during the 2001, 2002, 2003 timeframe. I believe at one time we were running at about 98% on time or less than a 7 day miss. So today we are at 85% from above 98%, so the increased volume and demand has taken somewhat of a toll on that number. If you look at it in a historical perspective, it is significantly better than it was 8 years ago.
<Q>: That is a good problem. One last one for Tricia. In you CAP/EX, you said you were budgeting for about $9 million of this year, and the allowance for one-third of that is kind of the CNC stuff. What component might be maintenance CAP/EX?
Tricia Fulton-Sun Hydraulics-CFO
I would say, probably about $500,000 maybe up to $750,000. It is a small part of the stuff that we are doing. A lot of it is automation that Al was talking about, and the CNC type machinery.
<Q>: Okay. Has there been any head count change from year end? Have you guy’s added any staff or engineers for the first quarter.
Allen Carlson-Sun Hydraulics-President-CEO
That is a head count in almost all areas. Marketing, engineering, direct hourly.
<Q>: Anything on salary, wages, or what you are seeing retention rates, turn over in Florida.
Allen Carlson-Sun Hydraulics-President-CEO
Our turnover rate has remained pretty constant over the last 2-3 years, and significantly better than the Florida average. Last years turn over was 15%.
<Q>: Okay. Anything on the salary/wage inflation pressures you are seeing to keep people, or is it about normal across, say the U.S. manufacturing?
Allen Carlson-Sun Hydraulics-President-CEO
I would say that the pressures on wages and salaries are probably slightly higher. Our employee’s... Then energy costs of just getting to work, but having said that, I think our focus with productivity gains is to more than offset our direct manufacturing costs for productivity gains.
<Q>: Superb job. That is all from me.
Operator: Thank you. Our next question is coming form Mr. Scott Mackey with Robert W. Beard. You may proceed with you question sir.
<Q>: Hello again. I want to follow back up on the on time to customer request, it is around 85%, which is certainly an outstanding number. With the CAP/EX that you have planned this year, and the automation equipment, if I recall correctly you also talked about some milling equipment and some test stands in the past, which I would assume are in the ‘06 budget as well. Would you expect over the course of the year, that 85% number to increase or does this hold that steady?

Allen Carlson-Sun Hydraulics-President-CEO
First of all I want to correct the 85% number, Tricia just did the calculation on what it actually is this very moment and it is at 68% currently, which is still a very good number. I believe we started the year, somewhere around 85%, and the additional volume that we saw in the first quarter, that number slipped from 85 to 68, however I expect that it is beginning to rise and it will be back at the mid 80s by this time next quarter. In terms of capacity and our capital expenses, what we do, is we look at our constraints, and we try to visualize these looking forward a quarter a year. Some of the equipment that we need is 8 months, 10 months lead time. So we are constantly monitoring constraints. Frankly, the biggest constraint that we see right now is direct hourly head count, in that it takes a while to bring people up. We did not anticipate the strength that we saw in the first quarter. We expected the first quarter to be strong towards the end. We came out of the starting blocks in January, February very, very strong, unexpectedly strong. So it is taking us a little while to bring some people on that were hired in the January, February time frame, which are beginning to make an impact on our delivery right not. Does that answer you question Scott.
<Q>: Yes, that is helpful. Given the run rate your at now, the first quarter and second quarter, I know that we... It must be at least every other conference call that we ask you about bricks and mortar. If you look out a year at the run rates you are at, first quarter, second quarter this year. To put another 10% on top of that, are you able to do that with the equipment and the current CAP/EX budget? Are we starting to talk about or look at bricks and mortar as we think about ‘07?
Allen Carlson-Sun Hydraulics-President-CEO
We are in good shape for the short to mid term. I think I mentioned this last quarter, that we are beginning to look out beyond the year, and say what are we going to do, and when are we going to pull the trigger on it and where do we put it and what products do we put in there. Those discussions are taking place, but short to mid term we do not have any bricks and mortar constraints. Anywhere in the world.
<Q>: Fair enough thank you. I also want to follow back on the discussion of the increased sales volume in Asia and China specifically. As we think about how you currently serve the China market with the joint venture, is that something that could change within he framework of that joint venture or just given what I would presume to be that is, the incredible sales potential there? Is there a shift going forward or the potential for a shift going forward in terms of how you serve that market?
Allen Carlson-Sun Hydraulics-President-CEO
We constantly are looking at the way we take our products to market. We have had many discussion both in China and in other places, about how to better take advantage of the local market. Are there discussion going on and have they been going on? Well they have been going on since we formed the joint venture in ‘98. How best to take advantage of the Chinese of the opportunities. Today we are located in Shanghai, which is (audio cuts), but being located in Shanghai is like being located in San Francisco. There are other markets in China that we need to go after, and how we go after them is certainly a topic of discussion that has been going on for some time.
<Q>: Okay. When you look at the prospect of cash beginning to accumulate on the balance sheet. Can you revisit the priorities for that excess cash going forward? Can you rank in terms of inclination to do acquisitions, relative to increasing dividends, relative to maybe another one time dividend or the potential for share repurchases?
Allen Carlson-Sun Hydraulics-President-CEO
There is plenty of opportunities to spend cash obviously, no shortages there. We tend to look at acquisitions in more of an opportunistic way with a strategic focus, but opportunistically. We new a year ago that we wanted to get more into electronic products, so we bought an equity interest in WhiteOak to add to our portfolio products. There are other discussion going on that could lead to some acquisition, but that is just one avenue. Another one is organic growth. Sun has for the most part grown organically. We tend to sort of grow with the bricks and mortar we have got until at some point we need to bust the walls our and add more bricks and mortar. You see a pattern that our profitability is much, much stronger when we are filling up and getting close to filling up a facility. Then we invest in another facility. I think some of the money we have will be used for additional capacity down the road. Like I said, it is not in the near term or perhaps even in the mid term, but longer term we will add more capacity. We are having discussion of where. I cannot really give you a definitive answer, other than to say that we are considering all possibilities with a focus on growing both the top line and the bottom line.
<Q>: Fair enough. In taking about acquisitions, and especially with the back drop of already introducing products that incorporate some of the technology from WhiteOak. As you look at potential acquisitions or the idea of acquisitions, is that what we should expect to see? Things that would augment product capability? Would we also think about product line extensions? Is there a potential for acquisitions to add to geographic reach? What sort of things might we expect?
Allen Carlson-Sun Hydraulics-President-CEO
Generally, with acquisition and even with our own internal product development, what we look for is holes in the matrix of the product. Then the question is, do we fill that hole with internal product development or do we fill it with an acquisition? Generally speaking, the discussion is all around well... Where is there an opportunity, because there is no good product or no good service that is currently filling that hole. Another thing we look at is differentiation. We want products that are highly differentiated from our competitors. It kind of goes again with the hole. If there is a hole there is an opportunity for you to jump in with a differentiated product. If you have not gone to our website to take a look at the WhiteOak, it is on the front homepage of our website. It is a very interesting, but very differentiated product. You can program this thing using light, as apposed to fiddling with potentiometers on the products. Take a look at our website, it is a great product, and it is highly differentiated.
<Q>: I will do that. I have a couple house keeping questions, but I will hop back in line. Thank you.
Operator: Thank you. As a reminder ladies and gentlemen if you would like to ask a question at this time please press *1 on your telephone keypad.
(audio is missing 44:30-44:40)
Allen Carlson-Sun Hydraulics-President-CEO
good new and bad news. The good new is that they end markets are growing. The bad news is that we have a very difficult time of telling you exactly where. Are portfolio of product and markets that we serve is very, very diverse, and it is sold through dealers with thousands of transactions. We do know that there are some general markets that we serve that we have maybe a bit better handle on. For example, areal work devices, Sun is very strong in that market, and we know that market is growing. Beyond that, we have a very, very diverse customer base, which is very good. To be able to know that 2% of your market is in this area and it grew to 3%, we do not really track it or have that information.
<Q>: Okay. I did not know how hard it would be with the distributors to track that.
Allen Carlson-Sun Hydraulics-President-CEO
It is very diverse. Which is a real key to our business.
<Q>: Okay. On the acquisition front... I guess I know the bigger part about Parker, have you heard any of the consolidations? Do they want to get into this? I think they bought somebody a little while ago that competed with you in the strict cartridge.
Allen Carlson-Sun Hydraulics-President-CEO
They bought a company called Sterling Hydraulics, not to long ago. Over the years they have purchased other cartridge company’s dating back to the early ‘90s. So Parker a portfolio of cartridge products that they take to market, which is not unusual. We are not hurting for competitors. We have big competitors and small competitors. Parker happens to be one, but all the other big guy’s also have cartridge offerings. Our offering tends to be unique and differentiated from what they have.

<Q>: Okay, In general the global market. I think I read in the presentation that the hydraulic valve market is $3 billion, but you participate in 25% of that or $800 million. Do you see that growing I guess around 20% every year, I think you stated. Is that still fair to say?
Allen Carlson-Sun Hydraulics-President-CEO
Our growth is 20%. Do you mean the market growth?
<Q>: The market growth.
Rich Arter, Investor Relations Spokes Person
I do not know what the number is Shawn, but we would like to say, is the overall delve market will grow at rate of X. Whatever X is over time. The cartridge valve segment will probably grow at a rate twice that, because it is growing at the expense of the overall valve market. It is taking market share from conventional valves, and our hope in which would be that we could grow at a fast rate than the cartridge valve market.
<Q>: Great, that is all I had. Thank you.
Operator: Thank you. Our next question comes from Mr. Brian Raffin with Morgan Dempsey Capital Management. Please proceed with your question sir.
<Q>: Yeah, a question on ___(could not find info) oxy 404 cost, either time or dollars, can you give me a sense as to what you might anticipate for 2006?
Tricia Fulton-Sun Hydraulics-CFO
Last year we spent about $500,000, right now we are looking at depending on what happens with the rules and what level of auditor involvement we have to have with the work that we do internally, we are looking at, at least $400, 000 if we do not have the auditor attestation it could be a little less than that.
<Q>: Okay. Then a question. In your talk you made a reference relative to the lead times on machining centers and that. Are you seeing any either subcomponents that you have sourced outside or raw materials. Are there any time delays? We talked about price, but is there a time factor?
Allen Carlson-Sun Hydraulics-President-CEO
Not really, because our suppliers are on board with us, relative to supply to request. It trickled down. If we did an order for a customer that needed it in Australia in 3 days, obviously we have to have suppliers that can also respond. We have been working with our suppliers since the late ‘90s. So they are on board, either they have the ability to turn it on quickly, additional volume or they carry some buffer inventory if they cannot. Our suppliers for the most part have kept pace with us. Probably struggled a little bit like we have.
<Q>: I guess my question was more on the pressure on the unit volume of demand. Not that they do not want to do that or that you have that supply chain logistic intact or set off, but that it is just the enormous pressure of that demand coming through the pipe. But, you saying that they have pretty much kept that up?
Allen Carlson-Sun Hydraulics-President-CEO
Exactly. In some cases where we have had some difficulty, we have done some resourcing with suppliers that did have additional capacity. So overall, supplier capacity has not been an issue.
<Q>: Okay. I think in the past Dick, had mentioned that you were doing some, correct me if I am wrong, some outsourcing of some of your manifold machining? Is that now more internal or are you still doing that?

Allen Carlson-Sun Hydraulics-President-CEO
We continue to outsource the higher volume, lower complexity block. That has accelerated. I cannot tell you what percentage of our total manifold business is, but is probably somewhere in the range of 15-20% is outsourced.
<Q>: Okay. Is that something that you would like to capture internally? Or is that just...
Allen Carlson-Sun Hydraulics-President-CEO
No, we will continue to outsource where it makes sense, because in almost every case we were able to outsource, which meant we did not have to spend the capital to make it, and the outsource cost was equivalent or less than our internal manufacturing.
<Q>: You still had the quality of the specs that you...
Allen Carlson-Sun Hydraulics-President-CEO
The quality has been superb. We still inspect it. We do the final stamping, the final packaging. So before it goes to a customer it has been viewed by a pair of Sun eyes.
<Q>: Okay, superb. Thank you.
Operator: Thank you. Our next question comes from Mr. Scott Mackey with Robert W. Beard. You may proceed with you question sir.
<Q>: Last time, I promise. House keeping items. What was currency in the quarter?
Tricia Fulton-Sun Hydraulics-CFO
We have 2 components to it. The first component is what flow through on the transaction line and that was less than $50,000. We have small effect that we get through the sales as well, and the conversion there was about $400,000.
<Q>: About $400,000 in head wind, correct.
Tricia Fulton-Sun Hydraulics-CFO
Yes.
<Q>: Okay. I noticed that the debt picked up a little bit on the first quarter balance sheet. Is that just seasonal in working capital needs?
Tricia Fulton-Sun Hydraulics-CFO
Yeah, you will see that we have a lot of cash on there too. A lot of the cash is sitting out in the foreign subs. A lot of the cash outlays from the corporate stand point have been from U.S. cash. So we already begun some U.S. line of credit for things like dividends and repurchase plans from Q4 and Q1 this year, as well as CAP/EX dividends and repurchases.
<Q>: Fair enough. Is the stock compensation expense for the quarter... I gather it is allocated up to the segments for reporting purposes.
Tricia Fulton-Sun Hydraulics-CFO
No.
<Q>: Okay, and I also wanted to ask about the margins in the UK reported segments, they appeared to be outstanding. We went from 7.6% in the first quarter of last year to 15.9% this year. I was wondering is that like a 90% incremental operating margin? What factors might be in play there?

Allen Carlson-Sun Hydraulics-President-CEO
I will take the first part. Rich is looking at the fine details, but on a macro stand point, our UK business did not recover as quickly as some of our other business segments did. So a year ago at this time, they were not operating at full capacity. During the past year, we have seen their business pick up, and they are now operating at full capacity plus. I think it is a capacity issue. In the states when we saw the down turn, we did not let our employees go. We maintained the head count, and as a result the productivity was down until the volume came back.
<Q>: Okay. I guess the final question. I would suspect, and correct me if I am wrong, that at some point here, we would start showing some or already recording some interesting sum on cash balances. Does that show up in the other income line item as well?
Tricia Fulton-Sun Hydraulics-CFO
Say that again.
<Q>: Where I would expect to see interest income on cash balances.
Tricia Fulton-Sun Hydraulics-CFO
For interest income. Yeah, the interest rates that we are getting on some of our investments in Korea and Germany are typically lower than what we are experiencing in the U.S. for what you could get in a money market fund. We are in the process of looking at some longer term investments for the cash that is sitting over there right now. We have it in very short term things until we can figure out where we want to put them.
<Q>: Okay, fair enough. That is all I have, thank you very much.
Operator: Thank you. Mr. Arter, there are no further questions.
Rich Arter, Investor Relations Spokes Person
Thank you very much Tina. Before we go, I would like to remind everybody that the annual meeting for the shareholders for Sun will be on Tuesday June 13 at 2:00 p.m., at our facility at Tallevast Rd. With that, thank you all for joining us.